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Exhibit 12

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
Statements of Computation of Ratio of Earnings to Fixed Charges(1)

	Fiscal Years Ended October 31,
	2004	2003	2002	2001	2000
	In millions, except ratios
Earnings (loss) from continuing operations:
Earnings (loss) from continuing operations before cumulative effect of change in accounting principle and taxes(2)	$4,196	$2,888	$(1,021)	$791	$4,625
Adjustments:
Minority interest in the income of subsidiaries with fixed charges	12	15	7	10	4
Undistributed (earnings) loss of equity method investees	(2)	22	46	(30)	(52)
Fixed charges from continuing operations	687	710	439	440	398

	$4,893	$3,635	$(529)	$1,211	$4,975

Fixed charges from continuing operations:
Total interest expense, including interest expense on borrowings, amortization of debt discount and premium on all indebtedness and other	$257	$304	$255	$285	$257
Interest included in rent	430	406	184	155	141

Total fixed charges from continuing operations	$687	$710	$439	$440	$398

Ratio of earnings to fixed charges (excess of fixed charges over earnings)	7.1x	5.1x	$(968)	2.8x	12.5x

(1)
We computed the ratio of earnings to fixed charges by dividing earnings (earnings from continuing operations before cumulative effect of change in accounting principle and taxes, adjusted for fixed charges from continuing operations, minority interest in the income of subsidiaries with fixed charges and undistributed earnings or loss of equity method investees) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense on borrowings and amortization of debt discount or premium on all indebtedness and other, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.

(2)
We restated earnings (loss) from continuing operations before cumulative effect of change in accounting principle and taxes for the effects of adopting SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." HP adopted SFAS No. 145 effective November 1, 2002 and reclassified the gains on the early extinguishment of its debt and related income taxes that were previously recorded in the Consolidated Statement of Operations as an extraordinary item to gains (losses) on investments and early extinguishment of debt and provision for (benefit from) taxes, respectively.

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  Exhibit 12
HEWLETT-PACKARD COMPANY AND SUBSIDIARIES Statements of Computation of Ratio of Earnings to Fixed Charges(1)